Exhibit 99.1

Advanced Biotherapy Launches FDA-Approved Study to Treat AIDS Patients in Virologic Failure; FDA-Approved Trial Targets Patients Unresponsive to HAART Drugs

     WOODLAND HILLS, Calif.--(BUSINESS WIRE)--April 19, 2004--Advanced Biotherapy, Inc. (OTCBB:ADVB) today announced the launch of a Phase I FDA-approved clinical trial to initially treat antiretroviral drug-resistant AIDS patients with an inhibitor to Tumor Necrosis Factor-alpha (TNF-alpha). The trial is being conducted by researchers at Georgetown University.
     The study's enrollment at the outset is limited to 10 patients who are in virologic failure and no longer able to benefit from the administration of Highly Active Anti-Retroviral Therapy (HAART). It is estimated that more than 50% of AIDS patients ultimately become non-responsive to such drugs during the course of their treatment.
     The Georgetown University researchers will initially use an inhibitor that targets TNF-alpha, a pro-inflammatory cytokine, one of several cytokines that is overproduced in many chronic immune diseases, resulting in severe disturbance of the body's immune system. The new Phase I study is intended to test the safety and possibly show a clinical effect of this inhibitor aimed at helping restore normal immune system function in AIDS patients with advanced disease.
     Studies worldwide and extensive use of several FDA-approved anticytokine products already affirm the promise of this type of therapy in treating a range of severe and widespread autoimmune diseases. While normal production of the key TNF-alpha cytokine helps the immune system fight disease, its overproduction may have the contrary effect of promoting not only greater viral replication in AIDS patients, but also a number of mental and physical disorders associated with immune system breakdown. Advanced Biotherapy plans future studies that will also test a combination of inhibitors including this and other overproduced cytokines that may play a part in this breakdown in AIDS patients in virologic failure. The combined use of such cytokine inhibitors, including inhibitors to TNF-alpha, interferon-alpha (IFN-alpha) and interferon-gamma (IFN-gamma) to treat AIDS is protected by the Company's intellectual property.
     "This study provides an opportunity to confirm our view that AIDS has an autoimmune component and that we could have a significant effect in controlling this disease by blocking the pathological elements at the source of the immune system breakdown," said Edmond Buccellato, Advanced Biotherapy's CEO. "The results may pave the way for new and exciting therapies for treating AIDS, particularly in those patients who are now unresponsive to antiretroviral drugs."
     A complex cellular relationship referred to as the cytokine "network" or "cascade" is responsible for helping the immune system communicate and direct responses against viruses, bacteria, fungi and tumors. HIV appears to disrupt the normal balance of this network. Restoring the functioning of this network may improve the ability of a patient's immune system to fight the AIDS virus.
     HIV infection continues to increase in industrial nations, and the numbers associated with the epidemic in certain third-world countries are staggering. According to AVERT, an international HIV and AIDS charity based in the United Kingdom, an estimated 26.6 million people in Sub-Saharan Africa are living with HIV/AIDS, and approximately 3.2 million new cases occurred in 2003. In the past year alone, AIDS has killed 2.3 million Africans. Ten million young people (aged 15-24) and almost 3 million children in Africa under the age of 15 are living with HIV.
     Mr. Buccellato continued, "We believe that the greatest challenge faced today by clinicians who treat HIV is the management of patients who have developed virologic failure and metabolic complications of anti-HIV treatment. Although treatment failure can occur because of non-compliance, drug discontinuation, lack of drug potency or inadequate drug plasma concentration, drug resistance remains the single most important reason for virological failure. More than 50 percent of patients have detectable plasma HIV RNA despite being on combination highly-active antiretroviral therapy."
     The human dimensions and economic burden of AIDS goes well beyond those infected with the disease. According to recent estimates provided by the Washington DC-based AIDS Trust, 25 million children worldwide will become AIDS orphans by 2010. There are about 14 million children worldwide orphaned by AIDS-related deaths, and their number grows by 800,000 per year.
     "We are drawn to the plight of these children and believe that this clinical trial is an opportunity for us to dedicate our research and energies on their behalf," Mr. Buccellato added.

     About Advanced Biotherapy

     Headquartered in Los Angeles with laboratories in Columbia, Maryland, Advanced Biotherapy, Inc. is dedicated to pioneering the development of innovative antibody and other anticytokine therapies for treating severe and widespread autoimmune diseases. The Company's investigational therapies treat autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Its core technology is protected under U.S. patents and patents pending for the use of a class of inhibitors to the cytokines known as interferon-gamma and tumor necrosis factor-alpha. They also cover the use of inhibitors to other cytokines for treating a range of autoimmune diseases. The Company has demonstrated the effectiveness of its scientific strategy by conducting investigational clinical trials treating patients suffering from multiple sclerosis, rheumatoid arthritis, corneal transplant rejection and certain autoimmune skin conditions, including psoriasis.

     Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan or plans," "believe," "could," "may" or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. There are no assurances that the Company's product candidates will receive regulatory approval. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

    CONTACT: Advanced Biotherapy, Inc.
             Amy Buccellato, 818-883-6716
             amy@advancedbiotherapy.com
             www.advancedbiotherapy.com
             or
             Tellem Worldwide
             Erik Deutsch, 310-479-6111, x16
             edeutsch@tellem.com